                                                                     EXHIBIT 11



                 CAPSTEAD MORTGAGE CORPORATION AND SUBSIDIARIES
                       COMPUTATION OF PER SHARE EARNINGS

                                                                      EXHIBIT 11



                 CAPSTEAD MORTGAGE CORPORATION AND SUBSIDIARIES
                       COMPUTATION OF PER SHARE EARNINGS



                                          1994           1993           1992
                                      -------------  -------------  ------------
Primary:
 Average number of common shares
  outstanding                           15,251,000     15,053,000    14,333,000
 Incremental shares calculated
  using the Treasury Stock method           27,000         93,000        61,000
                                      ------------   ------------   -----------

                                        15,278,000     15,146,000    14,394,000
                                      ============   ============   ===========

 Net income                           $ 85,579,000   $ 94,256,000   $53,191,000
 Less cash dividends paid on
  convertible preferred stock:
  Series A ($1.60 paid per share)       (1,042,000)    (1,274,000)   (1,823,000)
  Series B ($1.26 paid per share
   in 1994 and 1993; $0.10 paid
   per share in 1992)                  (37,834,000)   (37,318,000)   (2,884,000)
                                      ------------   ------------   -----------
Net income available to common
 stockholders                         $ 46,703,000   $ 55,664,000   $48,484,000
                                      ============   ============   ===========

Primary net income per share*                $3.06          $3.68         $3.37

Fully diluted:
 Average number of common shares
  outstanding                           15,251,000     15,053,000    14,333,000
 Assumed conversion of convertible
  preferred stock:
   Series A                                597,000        741,000     1,157,000
   Series B                                     **             **            **
 Incremental shares calculated
  using the Treasury Stock method           27,000        136,000       101,000
                                      ------------   ------------   -----------

                                        15,875,000     15,930,000    15,591,000
                                      ============   ============   ===========

 Net income                           $ 85,579,000   $ 94,256,000   $53,191,000
 Less cash dividends paid on
  Series B Preferred Stock             (37,834,000)   (37,318,000)   (2,884,000)
                                      ------------   ------------   -----------

Net income                            $ 47,745,000   $ 56,938,000   $50,307,000
                                      ============   ============   ===========

Fully diluted net income per share           $3.01          $3.57         $3.23

______________
* During the year ended December 31, 1992, 1,382,551 shares of the Series A Preferred Stock was converted into 1,244,261 shares of common stock. If this conversion had occurred at the beginning of the 1992, primary net income per share would have been $3.32 per share for the year ended December 31, 1992.
** The Series B Preferred Stock is not considered convertible for purposes of calculating fully diluted net income per share as it is currently antidilutive.